UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 20, 2022

JPMorgan Chase & Co.
(Exact name of registrant as specified in its charter)

Delaware		1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. employer identification no.)

383 Madison Avenue,
New York,	New York		10179
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (212) 270-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	JPM	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 5.75% Non-Cumulative Preferred Stock, Series DD	JPM PR D	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 6.00% Non-Cumulative Preferred Stock, Series EE	JPM PR C	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 4.75% Non-Cumulative Preferred Stock, Series GG	JPM PR J	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 4.55% Non-Cumulative Preferred Stock, Series JJ	JPM PR K	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 4.625% Non-Cumulative Preferred Stock, Series LL	JPM PR L	The New York Stock Exchange
Depositary Shares, each representing a one-four hundredth interest in a share of 4.20% NonCumulative Preferred Stock, Series MM	JPM PR M	The New York Stock Exchange
Alerian MLP Index ETNs due May 24, 2024	AMJ	NYSE Arca, Inc.
Guarantee of Callable Fixed Rate Notes due June 10, 2032 of JPMorgan Chase Financial Company LLC	JPM/32	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 (e) Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
JPMorgan Chase & Co. (the “Firm”) announced that the independent members of the Board of Directors (the “Board”) approved the total compensation for 2021 for Mr. James Dimon, CEO, in the amount of $34,500,000, compared to last year’s compensation of $31,500,000. Mr. Dimon’s total compensation includes an annual base salary of $1,500,000 and performance-based variable incentive compensation of $33,000,000. $5,000,000 of the variable incentive compensation will be delivered in cash and the remaining $28,000,000 will be delivered in the form of Performance Share Units ("PSUs"). The amounts of base salary and cash incentive remain unchanged from last year. The key features of the PSU program are also consistent with last year, including the financial metric (return on tangible common equity1 - "ROTCE") with absolute and relative performance goals, payout levels, vesting and hold requirements, as well as clawback and recovery provisions.2

In determining Mr. Dimon's compensation, the independent members of the Board took into account the Firm's strong performance in 2021 and over the long term, across four broad dimensions: Business Results; Risk, Controls & Conduct; Client/Customer/Stakeholder; and Teamwork & Leadership.

Amid the continued challenges of COVID-19 and supply chain disruptions, under Mr. Dimon's stewardship, the Firm continued to serve its clients and customers around the world during a time of unprecedented business demands, while supporting and providing a safe work environment for its employees and investing in and executing on strategic initiatives. In 2021, the Firm reported record revenue of $125.3 billion1 and net income of $48.3 billion, or $15.36 per share, with ROTCE of 23%. The Firm increased its quarterly dividend from $0.90 to $1.00 per share and continued to reinforce its fortress balance sheet.

The Firm ended the year with a common equity Tier 1 ratio of 13.0%, capital above $210 billion and $1.7 trillion of cash and marketable securities, providing it with meaningful capacity to support clients and further invest in its business and communities. During 2021, the Firm raised over $3 trillion3 of credit and capital for its consumer and institutional clients around the world, which includes nonprofits and U.S. government entities, including states, municipalities, hospitals and universities. The Firm also improved its digital capabilities – for example, through its launch of the digital consumer business in the U.K., continued making acquisitions that will enhance its product offerings and deepen its engagement with its customers, and opened branches in new markets, becoming the first bank with branches in the contiguous 48 United States. The Firm continued to invest in its communities – for example, by making further progress on its longer-term commitment to advance racial equity and by continuing to drive inclusive economic growth.

1 Revenue reported is on a managed basis. Managed revenue and ROTCE are non-GAAP financial measures. For further discussion, see notes (a) and (b) on page 6 of Exhibit 99.1 to the Firm’s Current Report on Form 8-K dated January 14, 2022, which has been filed with the U.S. Securities and Exchange Commission, containing the Firm's earnings press release for the quarter ended December 31, 2021.
2 Equity incentives are subject to the JPMorgan Chase Bonus Recoupment Policy which applies in the event of a material restatement of the Firm's financial results. In addition, all equity awards granted in 2022 contain recapture provisions that enable the Firm to cancel outstanding awards and/or recover the value of certain stock distributed under the award in specified circumstances. In addition to recapture provisions, portions of equity awards awarded to the CEO are also subject to additional Protection-based Vesting provisions under which awards may be cancelled as determined by the Compensation & Management Development Committee of the Board of Directors and ratified by the Board of Directors.
3 Credit provided to clients represents new and renewed credit, including loans and commitments.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibit

Exhibit No.	Description of Exhibit

101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ John H. Tribolati
John H. Tribolati
Corporate Secretary

Dated:	January 20, 2022

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